Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2020, relating to the consolidated balance sheets of China Pharma Holdings, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes, to the reference to our firm under the caption “Experts” in this Registration Statement filed with the U.S. Securities and Exchange Commission on January 8, 2021.

/S/ B F Borgers CPA PC

Lakewood, Colorado

January 8, 2021